Exhibit 23.4


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated February 1, 2002 accompanying the consolidated financial statements of ONTRACK Data International, Inc. and subsidiaries for the year ended December 31, 2001, included in Kroll Inc.'s Amendment No. 2 to Registration Statement on Form S-3 dated October 11, 2002 (Registration No. 333-99203), which report is incorporated by reference in this Registration Statement of Kroll Inc. on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts."


/s/  Grant Thornton LLP

Minneapolis, Minnesota
March 30, 2004